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                                                                    EXHIBIT 10.4

                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT
                                      OF
                              RICHARD E. STODDARD

     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("AGREEMENT") is made and entered into effective January 15, 1998 by and between Richard E. Stoddard ("Employee") and Kaiser Ventures Inc. ("KAISER").

                                   Recitals

     A. Effective as of January 15, 1996, Employee and Kaiser entered into an employment agreement (the "Initial Employment Agreement"). Under the terms of the January 15, 1996 Employment Agreement, Kaiser expanded Employee's duties and responsibilities beyond serving as Chairman of the Board by appointing him Chief Executive Officer of the Corporation as of November 28, 1995, all officers of the Corporation began to report directly to Employee.

     B. In connection with the June 17, 1996 approval by Kaiser's Board of Directors of employment agreements for other officers of Kaiser, the Board of Directors authorized and directed the amendment of the Initial Employment Agreement of Employee as set forth herein.

     C. The intent of this Agreement is to amend and restate the Initial Employment Agreement and thus to set forth the current agreement and understanding of Employee and Kaiser with regard to Employee's continued employment by Kaiser.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment, Positions and Duties. Kaiser hereby continues the employment of Employee upon the terms and conditions set forth in this Agreement. Employee's positions with Kaiser shall be President, Chief Executive Officer and Chairman of the Board. Employee shall have the responsibilities and duties normally incident to such positions, including, but not limited to, those duties and responsibilities set forth in Exhibit "A" attached hereto and incorporated herein by this reference and such other duties and responsibilities as may be reasonably assigned to him from time-to-time by Kaiser's Board of Directors. Employee agrees to devote his full business time and attention to the discharge of his duties and responsibilities under this Agreement.

     2. Term. Employee's employment under the terms of this Agreement, as amended herein, shall commence as of January 15, 1998 and shall continue until terminated as provided herein; provided, however, upon Employee's termination, Employee shall receive the severance compensation provided herein.

     3. Base Salary. Retroactive to February 1, 1995, Employee's annual base salary shall be Two-Hundred Eighty Thousand Dollars ($280,000) per year. Notwithstanding the

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foregoing, the Board of Directors may in good faith and in
its reasonable discretion may elect to cause the Corporation to issue to Employee restricted stock with a value of up to Forty Thousand Dollars ($40,000) per year in lieu of cash compensation provided that subsequent to the date of this Agreement there are no material adverse changes in the tax and securities laws during the year preceding any proposed grant of restricted stock pertaining to or affecting Employee's receipt, taxation, sale or transfer of restricted stock. In the event of any material adverse change in the tax or securities laws pertaining to Employee's receipt, taxation, sale or transfer of restricted stock as reasonably determined in good faith by Employee or Kaiser, Employee and Kaiser shall in good faith discuss any changes that may be appropriate or necessary in connection with any grant of restricted stock to Employee. For 1996, as a part of Employee's annual base salary the Board has elected to issue to Employee Forty Thousand Dollars ($40,000) of restricted stock in lieu of Forty Thousand Dollars ($40,000) cash compensation. In the event that any restricted stock is issued to Employee as a part of his annual base salary, the value of such restricted stock at the time of its grant shall be counted as base salary in the calculation of any bonus that may be awarded to Employee. For all other purposes, any such stock shall be treated as salary for the calculation of any benefits based upon an employee's salary as may be required by law or any benefit plan.

     Prior to the first meeting of the Board of Directors in any calendar year, the Compensation and Benefits Committee of the Board will review Employee's salary and report its recommendations for any revision to the full Board at such meeting. Employee's annual base salary shall be adjusted effective as of January 1 of each year, commencing January 1, 1997, by the increase in the consumer price index over the prior applicable year utilizing the Consumer Price Index for Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, published by the Bureau of Labor Statistics of the United Stated Department of Labor. The entire Board of Directors has final responsibility for the review, approval or disapproval of any revisions to Employee's annual base salary.

     4. Annual Bonus. In addition to his base salary, Employee shall be entitled to participate in the bonus program of Kaiser applicable to senior executives as it may be amended from time to time. The timing, size and/or amount of any bonus awarded to Employee during the term of this Agreement will be determined annually in accordance with the process set forth in paragraph 3 above for the annual base salary review and based upon the bonus program developed from time to time by the Human Relations Committee and approved by the Board of Directors. The bonus for any year, if any, will be determined based upon such review. The Board of Directors may award in good faith and in its reasonable discretion up to fifty percent (50%) of any bonus in restricted stock provided that subsequent to the date of this Agreement there are no material adverse changes in the tax and securities laws pertaining to or affecting Employee's receipt, taxation, sale or transfer of restricted stock. In the event of any material adverse change in the tax or securities laws during the year preceding any proposed grant of restricted stock pertaining to Employee's receipt, taxation, sale or transfer of restricted stock as reasonably determined in good faith by Employee of Kaiser, Employee and Kaiser shall in good faith discuss any changes that may be appropriate or necessary in connection with any grant of restricted stock to Employee.

     5. Stock Options and Other Stock Related Incentives. Employee shall be eligible for the grant of incentive stock options, non-qualified stock options and other forms of stock related incentives from time-to-time in the discretion of the Stock Option Committee of

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the Board of Directors. The timing, size and amount of any future stock options or other stock related incentives will be determined generally in accordance with the process used to determine the award of any bonus to Employee. The grant and exercise of the stock options and other stock related incentives shall generally be subject to and governed by the terms of Kaiser's 1995 Stock Plan or any similar or successor plan. However, the Stock Option Committee may award stock options, restricted or other stock related incentives outside the 1995 Stock Plan in its discretion.

     As of January 15, 1996, the Stock Option Committee awarded to Employee stock options for 50,000 shares pursuant to the 1995 Stock Plan. In addition, as of June 17, 1996, the Stock Option Committee awarded to Employee stock options for 150,000 shares pursuant to the 1995 Stock Plan which represents a greater number of options than are usually granted in one year with the number of options that may be granted to Employee in future years reduced accordingly.

     6. Other Benefits. Employee will be entitled to participate in all benefits provided by Kaiser to its employees and to senior executives in accordance with and subject to Kaiser's polices and procedures as they may exist from time-to-time, including, but not limited to, medical and dental insurance, life insurance, disability insurance, 401(k) savings plan, any pension plan, deferred compensation plan, education and seminar reimbursement, car allowance, and reimbursement of reasonable expenses for company business. These benefits shall include life insurance for the benefit of Employee with a face amount of not less than Employee's annual base salary, except that Kaiser may self-insure if insurance is not available. Employee shall be entitled to four (4) weeks of paid vacation per year.

     7. Restricted Stock. Any restricted stock issued by Kaiser in lieu of cash payments in connection with Employee's base salary or any bonus, shall be subject to the terms and conditions of a mutually agreed upon stock restriction agreement which may provide, among other things, for the forfeiture of such stock in phases if Employee should voluntarily terminate his employment with Kaiser within a certain period of time or upon Employee's termination for "cause" as defined herein. In addition to any other rights to vest in such stock, the restricted stock granted as part of Employee's 1996 Salary shall vest on January 15, 1997. The restricted stock granted as a part of Employee's 1995 bonus shall vest 50% on January 15, 1997 and 50% on January 15, 1998, and as otherwise provided in the stock restriction agreement for each grant.

     8. Death Benefits. In the event of Employee's death, Kaiser shall pay to Employee's personal representative or his estate, Employee's salary and benefits through the end of the month in which the death occurred plus a ratable portion of Employee's anticipated bonus for the year through the date of Employee's death. Employee's anticipated bonus shall be measured by the bonus awarded for the most recent fiscal year. If a bonus has been earned by Employee for the preceding fiscal year but has not yet been paid prior to the death of Employee, Employee's estate or personal representative shall be paid the full amount of the earned but unpaid bonus. The proceeds from such life insurance shall be for the sole benefit of Employee's designated beneficiaries or if there are no designated beneficiaries, Employee's estate. Upon Employee's death, all restricted stock issued to Employee for past services (e.g. bonus stock), shall immediately vest and all restricted stock initially issued for anticipated future services (e.g. salary stock) will vest ratably through the date of death. Employee's estate

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or personal representative shall have at least one (1) year after the date of
Employee's death while in the employment of the Company in which to exercise all vested Stock Options.

     9. Disability Benefits. In the event of the disability of Employee for any reason, Kaiser shall continue to pay to Employee his salary and benefits less short-term disability payments until long-term disability payments are made to Employee but in no event shall such salary and benefit payments continue for longer than six (6) months from the date of disability. In addition, upon permanent disability, the vesting of all retirement and deferral compensation plans and all outstanding options, restricted stock or other stock related incentives shall continue to occur for a period of two (2) years after the date of disability in the same manner as if Employee were still employed by Kaiser during that period.

     10. Deductions. Applicable federal and state income taxes, social security contributions (FICA), Medicare contributions, medical insurance premiums and any other appropriate or customary deductions shall be withheld from any compensation paid to Employee by Kaiser.

     11. Material Change. Upon the occurrence of a Material Change as hereafter defined and subject to Paragraph 14 below, all options to acquire shares of Kaiser stock, restricted stock or any other stock related incentive previously granted to Employee shall immediately and fully vest one (1) day prior to the Material Change, notwithstanding any other applicable vesting schedule. Upon the occurrence of a Material Change, Employee shall be entitled, for a period of two years, to exercise his stock options as to any of such shares. This provision shall take precedence over any contrary provision in any standard stock option agreement. For purposes of this Agreement, the term "Material Change" shall refer to and mean the occurrence of any one of the following events after the date of this Agreement:

            a. any sale, merger or other acquisition of all or substantially all of Kaiser with or by another entity where the shareholders of Kaiser at the time of the sale, merger or other acquisition do not own or control at least 51% of the voting power of such entity immediately after the time of the sale, merger or other acquisition.

            b. any acquisition of common stock by a person or "group" (as defined in section 13(d) of the Securities Exchange Act of 1934), resulting in the "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) by that person or group of more than (i) 25% of the capital stock of Kaiser accompanied by a change of more than 50% of the directors of Kaiser within one year after such event or (ii) 35% of the capital stock of Kaiser with or without such change.

            c. following the date of this Agreement, there has been an aggregate of net assets with a cumulative value that exceeds the greater of (i) $20,000,000 or (ii) 20% of the net equity of Kaiser at the time of the distribution (whether by dividend or repurchase of stock) distributed to any one or more Kaiser shareholders.

     12. Constructive Termination After A Material Change. Upon the occurrence of a Material Change, Employee shall be deemed to have been constructively discharged upon the occurrence of any of the following events within six months (6) before or eighteen (18) months after the Material Change:

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            a.     The assignment to Employee of duties materially and adversely inconsistent with Employee's positions immediately prior to a Material Change. This includes a change in reporting responsibilities, authority including title, or responsibilities; provided, however, a lateral transfer within Kaiser or to an Affiliate shall not be deemed a constructive termination;

            b. Any requirement that Employee permanently relocate to an office more than 50 miles from the then location to which he is assigned; and

            c. Any failure to provide Employee with compensation and benefits in the aggregate on terms not materially less favorable than those enjoyed by Employee under this Agreement immediately prior to a Material Change, or the subsequent taking of any action that would materially reduce any of Employee's compensation and benefits in effect at the time of the Material Change unless such compensation and benefits are substantially equally reduced for executive officers of Kaiser as a group (as measured by a percentage) or there is less than a ten percent (10%) reduction in compensation or benefits.

     then, at Employee's option, exercisable within ninety (90) days of the date Employee knew, or should have known exercising reasonable care, of the occurrence of any of the foregoing events and the expiration of any applicable cure period, Employee shall have the right to terminate his employment by written notice to Kaiser, and on the date of such termination Kaiser will pay Employee the compensation and benefits described in Paragraph 13 below.

     13. Compensation Payable Upon Actual or Constructive Termination Related To a Material Change. In the event Employee is terminated for any reason except for death, permanent disability or for cause, as defined below, within six (6) months before or eighteen (18) months after a Material Change or upon the constructive termination of Employee before or after a Material Change as defined and provided in Paragraph 12 above, Kaiser shall pay to Employee the following compensation as severance benefits in addition to the severance compensation and notice that Employee shall receive pursuant to Paragraph 15 regardless of any Material Change:

            a. if the termination is effective after March 31 of any year, an amount equal to the pro rata portion of the bonus that Employee would have been eligible to earn for the year of termination as measured by the preceding year's bonus;

            b. an amount equal to one year's average annual bonus (cash and stock, but not including stock options or stock grants outside of the annual bonus) averaged over the two (2) immediately preceding years; and

            c. Employee shall have the right to participate proportionately in stock buyback or dividend distribution in proportion to shares owned together will all other shareholders.

     All amounts due Employee shall be payable in one lump sum or, at Employee's option, over such period of time not to exceed twelve (12) months. Employee shall have no duty to

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seek other employment during this period of time and there shall be no offset for any compensation paid to Employee from any other source; provided, however, if Employee is paid a consulting fee or receives compensation from Kaiser or an Affiliate of Kaiser for services actually rendered during a one (1) year period from the date of termination, unless otherwise agreed in writing, such amount shall be offset against the payments made or due Employee.

     14.    Possible Reduction in Certain Benefits.

            (a) Except as provided in Paragraph 14(b) below, Employee shall in no circumstances receive "payments in the nature of compensation" from Kaiser which would result in "excess parachute payments" (as that term is defined in Sections 280G and 4999 of the Internal Revenue Code of 1954, as amended, or any equivalent or analogous term as shall in the future be defined in any law or regulation governing the amount of severance compensation that may be paid without penalty to an officer of a company upon a change in control of Kaiser). In the event either Employee or Kaiser shall be advised in writing by his or its counsel that Employee would receive excess parachute payments if all payments under all contacts between Employee and Kaiser were made, such opinion shall be confidentially disclosed to the other party. If it is mutually determined that such payments would trigger the excess parachute payments provisions, Employee shall receive only such compensation and benefits under his contracts with Kaiser (not to exceed those permitted without constituting excess parachute payments) which he, in his sole discretion, has designated in written notice to Kaiser. Employee shall have a minimum of thirty (30) days in which to make such written designation. In the event of a disagreement between the counsel of the respective parties as to whether a payment would result in excess parachute payments, such counsel shall jointly designate an independent tax counsel (whose fees shall be paid by Kaiser) within 10 days who shall promptly make a conclusive determination of the matter.

            (b) Notwithstanding anything else to the contrary, in the event Employee is terminated pursuant to Paragraph 13 above, Employee shall have the right, in his sole discretion, to elect to receive all or any part of the compensation payable to him upon termination (or which would have been due under Paragraph 11 but for a previous election under Paragraph 14(a)) without regard to whether any such amounts may constitute "excess parachute payments." If Employee fails to provide the Company a written designation within thirty (30) days, he shall be presumed to have elected to receive all compensation and benefits due him without regard to whether any such compensation or benefits shall constitute "excess parachute payments."

            (c) Nothing in this Paragraph 14 shall be construed or deemed to be a forfeiture of any compensation or benefits that Employee may elect not to accelerate due to any concern about the receipt of "excess parachute payments."

     15. Termination Without Cause. Kaiser may terminate Employee without cause (as defined below) at any time but only upon twelve (12) months advance written notice to Employee. During the twelve (12) month period following receipt of such notice (the "Termination Year"), Employee shall continue to work for Kaiser as provided in this Agreement and during the Termination Year Kaiser shall continue to pay Employee all compensation (including a bonus calculated in the same manner as provided under Paragraph 13 (b)), and Employee shall continue to receive and accrue all benefits; provided, however, at

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Kaiser's option, Kaiser may, at any point during the Termination Year, waive the requirement that Employee continue to render services during the Termination
Year (and constructive termination as provided in Paragraph 12 shall be deemed notice of termination if notice has not been previously given, and shall be deemed a waiver of Kaiser's right to request Employee to perform services for the balance of the Termination Year) but any such waiver shall not reduce the compensation and benefits that would otherwise be payable to him as if he continued to provide services during the Termination Year. In addition, provided Employee has rendered any services required of him during the Termination Year (except any dispute over Employee's performance of services during the Termination Year following the actual or constructive termination of Employee in connection with a Material Change shall not affect the timely payment of the severance compensation and other benefits provided to Employee as provided in this sentence), Employee shall be paid, at the conclusion of the Termination
Year (i) an additional amount as severance compensation, equal to one year's annual base salary (based on Employees then current annual base salary); and
(ii) continue to provide and pay its portion of all of Employee's health, welfare, insurance and other benefits for a period of twelve (12) months after the Termination Year; plus (iii) in the case of any actual or constructive termination six (6) months prior to or eighteen (18) months after a Material Change, the additional severance provided in Paragraph 13. Such amount shall be payable in one lump sum or, at Employees option, over such period of time not to exceed twelve (12) months. After the Termination Year, Employee shall be entitled, for a period of two years (i.e., a total of thirty six (36) months following actual notice of termination or Employee gives notice of constructive termination pursuant to Paragraph 12) to exercise his stock options as to any then vested, including any options vesting within one year after the Termination Year as provided in the next sentence, notwithstanding any other applicable provision contained in any option agreement. In addition to the foregoing related to stock options, with respect to any restricted stock or other stock related incentives, Employee shall continue to vest in such securities for a period of one year following the Termination Year.

     16. Termination for Cause. If Kaiser elects to terminate Employee's employment for cause (as defined Paragraph 17 below), Employee's employment will terminate on the date fixed for termination by Kaiser and thereafter Kaiser will not be obligated to pay Employee any additional compensation, other than the compensation due and owing up to the date of termination. After such termination, Employee shall be entitled, for a period of ninety (90) days, to exercise any stock options or other stock related incentives that are vested as of the date of termination.

     17. Definition of Cause. "Cause" for the purposes of this Agreement shall mean any of the following:

            a. Willful breach by Employee of any provision of this Agreement, provided, however, if the breach is not a material breach, Kaiser shall give Employee written notice of such breach and Employee shall have thirty
(30) days in which to cure such breach. No written notice or cure period shall be required in the event of a willful and material breach of this Agreement by Employee;

            b. Gross negligence or dishonesty in the performance of Employee's duties or responsibilities hereunder;

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            c.     Engaging in conduct or activities or holding any position
that materially conflicts with the interest of, or materially interferes with Employee's duties and responsibilities to Kaiser or its Affiliates; or

            d. Engaging in conduct which is materially detrimental to the business of Kaiser or its affiliates.

     18. Voluntary Termination. Employee's employment by Kaiser may be terminated at any time upon the parties' mutual written agreement. In the event of a mutual written agreement, Employee's severance benefits shall be as set forth in such agreement. In the event of Employee's voluntary termination of employment, Kaiser shall not be obligated to pay Employee any additional compensation, other than the compensation due and owing as through the date of termination and as may be required by law. After such termination, Employee shall be entitled for a period of ninety (90) days to exercise any stock options or other stock related incentives that are vested as of the date of termination.

     19.    Confidentiality

            a.     Employee's Obligations.  Employee agrees that (a) except as
                   ----------------------
provided in this Agreement Employee shall maintain the confidential nature of any Proprietary Information received or acquired by him, and (b) Employee shall use such Proprietary Information solely for the purpose of meeting his obligations under this Agreement and not in connection with any other business or activity. "Proprietary Information" means all oral, written or recorded information about or related to the Kaiser or any of its Affiliates or its or their technology, assets, liabilities, or business, whether acquired before or after the date hereof, and regardless of the manner in which it is acquired, together with any documents or other materials prepared by Employee which contain or reflect such information. After termination of employment upon demand of Kaiser, Employee agrees to return or destroy any and all materials containing any Proprietary Information.

            b.     Kaiser's Obligations.  Kaiser agrees that it shall maintain
                   --------------------
and provide information regarding Employee in accordance with generally accepted industrial and business practices.

            c.     Limitations on Confidential Obligations and Use Restrictions.
                   ------------------------------------------------------------
The restrictions in Paragraphs 19(a) and (b) above do not apply to information which the disclosing party can demonstrate (i) is then in the public domain by acts not attributable to such disclosing party or (ii) is hereafter received on an unrestricted basis by such disclosing party from a third party source who, to such disclosing party's knowledge after due inquiry, is not and was not bound by confidentiality obligations to Kaiser or any Affiliate thereof (in the case of Paragraph 19(a)) or to Employee (in the case of Paragraph 19(b)). In addition, Employee and Kaiser are permitted to disclose any Proprietary Information as necessary in the defense or prosecution of any legal action.

            d.     Actions if Disclosure Required.  If Employee is required by
                   -------------------------------
law to make any disclosure otherwise prohibited hereunder, such party shall use its best efforts to provide the other with prompt prior notice where possible so that (a) the other party (with the

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reasonable cooperation of the party required to make such disclosure) may seek an appropriate protection order or other remedy and/or (b) the parties can seek in good faith to agree on the appropriate scope and approach to disclosure. If a protective order or other remedy is not obtained, the party required to make such disclosure may furnish only that portion of information protection hereby which it is legally compelled to disclose and shall use its reasonable efforts to obtain confidential treatment for all information so disclosed.

            e.     Injunction.  Each party agrees that remedies at law may be
                   -----------
inadequate to protect against breach of this Paragraph 19, and hereby agrees to the granting of injunctive relief without proof of actual damage.

     20. Arbitration of Disputes. If Employee and Kaiser cannot resolve a dispute (whether arising in contract or tort or any other legal theory, whether based on federal, state or local statute or common law and regardless of the identities of any other defendants) that in any way relates to or arises out of this Agreement, the termination of Employee's employment relationship with Kaiser or any Affiliate thereof, (without limiting the generality of any other Paragraph herein), then such dispute shall be settled as follows:

            a. Kaiser and Employee agree to jointly select a judicial officer who is affiliated with the Judicial Arbitration and Mediation Service, or such other equivalent organization as Kaiser and Employee may mutually select, to act as the trier of fact and judicial officer in such dispute resolution;

            b. If Kaiser and Employee are unable to agree upon a particular judicial officer, then the decision shall be made by the chief executive officer of the Judicial Arbitration and Mediation Service, after consulting with Kaiser and Employee;

            c. Kaiser and Employee shall have the same rights of discovery as if the dispute were being resolved in the Superior Court of the State of California. However, the judicial officer shall, on his own motion, or the request of either Kaiser or Employee, have the authority to extend or reduce the time periods therefor; and,

            d. The judicial officer serving hereunder shall be designated as a referee under the provisions of Title VIII, Chapter 6 of the California Code of Civil Procedure (Sections 638 through 645. 1, inclusive). Payment for the services of the judicial officer and the rights and procedure of appeal, and/or other review of the decision, shall be made as provided in such sections.

     The judicial officer shall have the right to grant injunctive relief, specific performance and other equitable remedies.

     21.    Miscellaneous.

            a.     Entire Agreement; Amendments.  This Agreement states the
                   -----------------------------
entire understanding and agreement between the parties with respect to its subject matter and may only be amended by a written instrument duly executed by Employee and Kaiser.

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            b.     Assignment.  This Agreement and the rights and obligations
                   -----------
of Employee may not be sold, transferred, assigned, pledged or hypothecated by Employee.

            c.     Non-Waiver.  Failure to insist upon strict compliance with
                   -----------
any provision of this Agreement or the waiver of any specific event of non-compliance shall not be deemed to be or operate as a waiver of such provision or any other provision hereof or any other event of non-compliance.

            d.     Binding Effect.  This Agreement shall be binding upon and
                   ---------------
inure to the benefit of Kaiser, its successors and assigns and, Employee's heirs, successors, and legal or personal representatives.

            e.     Headings.  The headings throughout this Agreement are for
                   ---------
convenience only and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

            f.     Context.  Whenever required by the context, the singular
                   --------
shall include the plural, the plural the singular, and one gender such other gender as is appropriate.

            g.     Notices.  All notices, request, demands, consents and other
                   --------
communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand delivered or sent by certified United States mail, postage prepaid, with return by certified requested, addressed to the parties as follows:

                   Kaiser Ventures Inc.
                   3633 E. Inland Empire Blvd., Suite 850
                   Ontario, CA  91764

                   Richard E. Stoddard
                   6500 Mansfield Ave. Villa #40
                   Denver, CO  80235

            h.     Costs.  In any action taken to enforce the provisions of
                   ------
this Agreement, the prevailing party shall be reimbursed all costs incurred in such legal action including reasonable attorney's fees in such action.

            i.     Severability.  If any provision or clause of this Agreement,
                   -------------
as applied to any party or circumstances shall be adjudged by a court to be invalid or unenforceable, said adjudication shall in no manner effect any other provision of this Agreement, the application of such provision to any other circumstances or the validity or enforceability of this Agreement.

            j.     Definition of Affiliate.  The term "Affiliate" for purposes
                   ------------------------
of this Agreement shall mean any person or entity now or hereafter in control, controlled by or in common control with Kaiser. It shall also include any direct or indirect subsidiary of such Corporation and any company in which Kaiser has more than a ten percent (10%) ownership interest.

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            k.     Acknowledgment Regarding ISO's.  Employee acknowledges that
                   ------------------------------
he is responsible for the tax consequences of all severance compensation he may receive and that certain actions may need to be taken by Employee within limited periods of time to preserve the tax status of any incentive stock options. Kaiser makes no representation or warranty that any past or future grant of a stock option to Employee qualifies as an incentive stock option.

            l.     Governing Law.  This Agreement shall be governed by and
                   --------------
construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement and January 15, 1998, to be effective as of the day and year first written above not withstanding the actual date of signature.

                                       "Employee"
                                       Richard E. Stoddard


                                       /s/ Richard E. Stoddard
                                       ----------------------------------
                                       Richard E. Stoddard

                                       "Kaiser"
                                       Kaiser Ventures Inc.


                                       By:  /s/ James F. Verhey
                                            -----------------------------
                                            James F. Verhey,
                                            Senior Vice President-Finance


                                       By:  /s/ Lyle B. Stevenson
                                            ------------------------------
                                            Lyle B. Stevenson, Chairman of
                                            the Human Relations Committee

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                                 SCHEDULE "A"

                              RICHARD E. STODDARD
    Chairman of the Board of Directors, Chief Executive Officer & President


     This position shall report directly to the Board of Directors.

Responsibilities:

     This position has total responsibility for every facet of the strategy, planning, operation, project implementation, performance and direction of Kaiser Ventures Inc. and all its subsidiaries.

     Within this framework of ultimate responsibility, Mr. Stoddard has delegated certain operational and implementation duties to the Executive Vice President. Shown below are strategic functions which will remain under the direct control of Mr. Stoddard as Chairman, CEO, and President:

     .     Corporate planning and strategy.
     .     Determination of the direction and goals of the Company.
     .     Future growth opportunity decisions.
     .     Development of all projects exit strategies.
     .     Major corporate financial or other resource commitments.
     .     All phases of investor relations.
     .     Relationships with major shareholders.
     .     All phases of the corporation's legal strategy, including
           compliance with laws and regulations.
     .     Outside auditor performance and relationship.
     .     Corporate accounting policies and financial reporting
           responsibilities.
     .     Corporate financing strategy and fiscal accountability.
     .     Major joint venture partner relations.
     .     Major negotiations on behalf of the corporation.
     .     Financial analysis and modeling of corporate opportunities.
     .     Political lobbying at the federal, State and local levels.
     .     Public relations and corporate participation policy.
     .     Agency relations and communications.
     .     Mine Reclamation Corporation Management.
     .     Establishment of policies for the conduct of the company's business.
     .     Oversee the implementation of corporate policy.
     .     As chairman, conduct the meetings and business of the Board of
           Directors.
     .     Implement the decisions of the Board of Directors.

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